Exhibit 12


                   AMENDED AND RESTATED LOCK-UP, SUPPORT,
                            AND VOTING AGREEMENT

     This Amended and Restated Lock-Up, Support, and Voting Agreement (this "Agreement") is made and entered into as of January 30, 2002, by and among McLeodUSA Incorporated, a Delaware corporation (the "Company") and the entities listed on the signature page hereto under the caption "Investors" (collectively, "Investor"). The Company and Investor are collectively referred to herein as the "Parties" and individually as a "Party."

                                  RECITALS

     WHEREAS, the Parties are party to that certain Lock-Up, Support, and Voting Agreement, dated as of December 3, 2001 (the "Original Agreement");

     WHEREAS, since the date of the Original Agreement, the Company and Investor have engaged in good faith negotiations among themselves and with the Company's creditors regarding a restructuring of the Company's obligations and the recapitalization of the Company;

     WHEREAS, the Company now intends to file a case (the "Chapter 11 Proceedings") under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. ss.ss. 101, et seq. (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") to implement a Plan of Reorganization on the terms described in Exhibit A (the "Plan");

     WHEREAS, Investor owns or controls the right to vote 100% of (i) that certain Series D Convertible Preferred Stock issued by the Company and (ii) that certain Series E Convertible Preferred Stock issued by the Company (together, the "Series D and E Preferred Stock"); and

     WHEREAS, in order to facilitate the implementation of the Plan, the Parties hereto desire to amend and restate the Original Agreement in its entirety.

                                 AGREEMENT

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.   Voting in Favor of the Plan.

     (a) Agreement to Vote. Investor hereby irrevocably agrees, during the period commencing on the date of this Agreement and continuing until the termination of this Agreement as provided for in Section 6 hereof, to vote timely its Series D and E Preferred Stock in favor of the Plan with such modifications in the terms of the Plan that do not materially deviate from the terms set forth on Exhibit A, by executing ballots in favor of the Plan and agrees not to revoke or withdraw such vote. Investor's agreement to support the Plan is expressly conditioned upon the terms of the Plan being as set forth on Exhibit A and the Plan and all related documents being consistent with the terms set forth on Exhibit A with, in each case, such modifications that do not materially deviate from the terms of Exhibit A. Investor agrees that all solicitation materials and ballots prepared in connection with the Plan may indicate its support of the Plan. Solely for purposes of this Agreement, a reduction in the equity percentage which the number of shares of New Common Stock (as defined in Exhibit A) to be received by each of the Investors upon consummation of the Plan represents of the fully diluted equity (calculated as set forth on Exhibit A) from the respective percentages set forth on Exhibit A shall be deemed to be a modification in the terms of the Plan or restructuring that materially deviates from the terms set forth on Exhibit A.

     (b) Modifications. Notwithstanding any other provision of this Agreement, the Company may make such changes and modifications to the Plan as the Company deems are necessary and appropriate in order to have the Plan approved or implemented; provided, however, that Investor will not be required to support any such restructuring that materially deviates from the terms set forth on Exhibit A unless any such material deviations have been approved by Investor.

2. Restrictions on Transfer. Investor hereby agrees, so long as this Agreement remains in effect, not to (i) sell, transfer, assign, pledge, or otherwise dispose of any of the Series D and E Preferred Stock, in whole or in part, or any interest therein, or (ii), without limiting the generality of the Section 2 of this Agreement, grant any proxies, deposit any of the Series D and E Preferred Stock into a voting trust, or enter into a voting agreement with respect to any of the Stock.

3. Support of the Plan. As long as this Agreement remains in effect, the Company will (i) use its reasonable best efforts to obtain confirmation of the Plan in accordance with the Bankruptcy Code as expeditiously as possible and (ii) use its reasonable best efforts to achieve confirmation including, upon approval of the disclosure statement, recommending to the holders of impaired claims and interests that they vote to approve the Plan. As long as this Agreement remains in effect, neither Party shall (a) object to confirmation of the Plan or otherwise commence any proceeding to oppose or alter the Plan or any other reorganization related documents or agreements (all such documents and agreements, the "Plan Documents"), so long as such documents conform to the terms hereof and set forth in Exhibit A, (b) vote for, consent to, support or participate in the formulation of any other plan of reorganization or liquidation proposed or filed or to be proposed or filed in any Chapter 11 or Chapter 7 case commenced in respect of the Company, (c) directly or indirectly seek, solicit, support or encourage any other plan, sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of the Company or any of its subsidiaries that could reasonably be expected to prevent, delay or impede the successful restructuring of the Company as contemplated by the Plan or the Plan Documents, (d) object to the disclosure statement or the solicitation of consents to the Plan, or (e) take any other action that is inconsistent with, or that would delay confirmation of, the Plan; provided, however, the Investors' obligations pursuant to this Section 3 shall be conditioned upon (i) the Company's filing of the Plan, (ii) the Company's not withdrawing the Plan or modifying the Plan in a manner that materially deviates from the terms set forth on Exhibit A and (iii) the Bankruptcy Court's not rejecting or denying confirmation of the Plan, in each case with such modifications to the Plan that do not materially deviate from the term of Exhibit A.

4. Acknowledgment. This Agreement is not and shall not be deemed to be a solicitation for consents to the Plan. The acceptances of Investor will not be solicited until it has received the applicable solicitation materials and/or disclosure statement and related ballots.

5. Termination of Agreement. At any time after August 1, 2002, the Company and Investor may terminate their obligations hereunder and Investor may rescind its vote on the Plan (which vote shall be null and void and have no further force and effect), by giving prior written notice thereof to the other party.

6. Representations and Warranties. Each Investor represents and warrants that the following statements are true, correct and complete as of the date hereof:

     (a) Corporate Power and Authority. It is duly organized, validly existing, and in good standing under the laws of the state of its organization, and has all requisite corporate, partnership or LLC power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement.

     (b) Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required actions on the part of Investor and no other proceedings on the part of such Investor are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Investor and, assuming this Agreement has been duly authorized, executed and delivered by the Company, constitutes a valid and binding agreement of such Investor.

     (c) No Conflicts. Neither the execution and delivery of this Agreement by such Investor nor the consummation by such Investor of the transactions contemplated hereby nor compliance by such Investor with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the charter or by-laws or similar organization documents of such Investor, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which such Investor or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Investor, any of its subsidiaries or any of their properties or assets.

     (d) Governmental Consents. The execution, delivery and performance by it of this Agreement do not and shall not require any registration or filing with consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, other than the approval of the Bankruptcy Court with respect to the Plan.

     (e) Owner of Stock. It is the beneficial owner of, or holder of investment authority over, the Series D and E Preferred Stock that it has agreed to vote in favor of the Plan, and beneficially owns, or has investment authority over, no other interests in the Company.

7. Further Acquisition of Interests. This Agreement shall in no way be construed to preclude Investor from acquiring additional interests in the Company. However, any such additional interests so acquired shall automatically be deemed to be subject to the terms of this Agreement.

8. Amendments. This Agreement may not be modified, amended or supplemented without the prior written consent of the Company and Investor.

9. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to any conflicts of law provision which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the District of Delaware. By execution and delivery of this Agreement, each of the Parties hereto irrevocably accepts and submits itself to the nonexclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to jurisdiction, upon the commencement of any Chapter 11 Proceedings, each of the Parties hereto hereby agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

10. Specific Performance. It is understood and agreed by each of the Parties hereto that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach.

11. Headings. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

12. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives.

13. Prior Negotiations. This Agreement and Exhibit A supersede all prior negotiations with respect to the subject matter hereof. Without limiting the generality of the foregoing, this Agreement supercedes the Original Agreement.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.

15. No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties hereto and no other person or entity shall be a third-party beneficiary hereof.

16. Consideration. It is hereby acknowledged by the Parties hereto that no consideration shall be due or paid to Investor for its agreement to vote to accept the Plan in accordance with the terms and conditions of this Agreement other than the Company's agreement to use its reasonable best efforts to obtain approval of any disclosure statement and reasonable best efforts to confirm the Plan in accordance with the terms and conditions of this Agreement.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

                               McLEODUSA INCORPORATED


                               By: /s/ Chris Davis
                                  -------------------------------------------
                                  Name: Chris Davis
                                  Title: Chief Operating and Financial Officer

                               INVESTORS:

                               FORSTMANN LITTLE & CO. EQUITY
                               PARTNERSHIP-V, L.P.
                               By:     FLC XXX Partnership, L.P.
                                       its general partner


                               By: /s/ Thomas H. Lister
                                  -------------------------------------------
                                       Thomas H. Lister,
                                       a general partner

                               FORSTMANN LITTLE & CO. SUBORDINATED
                               DEBT AND EQUITY MANAGEMENT BUYOUT
                               PARTNERSHIP-VI, L.P.
                               By:     FLC XXIX Partnership, L.P.
                                       its general partner

                               By: /s/ Thomas H. Lister
                                  -------------------------------------------
                                       Thomas H. Lister,
                                       a general partner

                               FORSTMANN LITTLE & CO. SUBORDINATED DEBT
                               AND EQUITY MANAGEMENT BUYOUT
                               PARTNERSHIP-VII, L.P.
                               By:     FLC XXXIII Partnership, L.P.
                                       its general partner

                               By: /s/ Thomas H. Lister
                                  -------------------------------------------
                                       Thomas H. Lister,
                                       a general partner

MCLEODUSA INCORPORATED                                             EXHIBIT A
----------------------------------------------------------------------------
SUMMARY TERM SHEET


Company                            McLeodUSA Incorporated (the "Company").

Parties Subject to Restructure     The Company; Forstmann Little & Company,
                                   its affiliates and its co-investors,  if
                                   any,   (collectively,    "FL"   or   the
                                   "Sponsor");  the banks  participating in
                                   the senior credit  agreement  (the "Bank
                                   Group");  holders ("Noteholders") of the
                                   Company's  unsecured notes including (a)
                                   11.375%   Senior  Notes  due  2009;  (b)
                                   10.500% Senior  Discount Notes due 2007;
                                   (c) 9.250%  Senior  Notes due 2007;  (d)
                                   8.375% Senior Notes due 2008; (e) 9.500%
                                   Senior Notes due 2008; (f) 8.125% Senior
                                   Notes due 2009; (g) 11.500% Senior Notes
                                   due 2009;  and (h) 12.000%  Senior Notes
                                   due 2008  (collectively,  the  "Notes");
                                   preferred  equity  holders   ("Preferred
                                   Holders") of the Company's class A, D, and E preferred stock (collectively, the "Old Preferred Stock"); and the holders of the Company's current common stock
                                   ("Old Equity").

Overview The Company will restructure its balance sheet (the "Transaction" or the "Recapitalization") through, among other things, exchange of the Notes for (i) cash, (ii) a senior convertible preferred stock (the "New Convertible Preferred Stock"), and (iii) five-year warrants (the "New Noteholder Warrants") to purchase newly issued new common stock ("New Common Stock"); the exchange of the Existing Preferred Stock and the Existing Common Stock for New Common Stock; and new investment by FL for New Common Stock and warrants identical to the New Noteholder Warrants (the "New FL Warrants," and together with the New Noteholder Warrants, the "Warrants"), through a pre-negotiated Chapter 11 Plan. Pursuant to the Transaction:

                                     o  The  Noteholders  will  receive the
                                        following:

                                        - $670    million,    subject    to
                                          adjustment described below, from:

                                          (a) Pubco Proceeds:  $570 million
                                          from the Pubco  sale,  unless the
                                          sale of Pubco  closes after April
                                          30,   2002  in  which   case  the
                                          proceeds from the Pubco sale (and
                                          the   amount   payable   to   the
                                          Noteholders)   shall  be  reduced
                                          $200,000 per day from May 1, 2002
                                          through  the  earlier  of (i) the
                                          date of closing or (ii) August 1,
                                          2002; and

                                          (b) FL  Investment:  $100 million
                                          from the FL investment, described
                                          below.

                                        - $175  million of New  Convertible
                                          Preferred Stock, convertible into
                                          15.0000% of the New Common  Stock
                                          on  a  fully   diluted  basis  at
                                          closing  (after  giving effect to
                                          the  Recapitalization,  but prior
                                          to the  exercise of the  Warrants
                                          and  management   options),   the
                                          terms  set  on  the  term   sheet
                                          attached hereto as Exhibit A (the
                                          "Preferred Term Sheet"). It being
                                          understood that as of the closing
                                          of  the   Recapitalization,   the
                                          conversion   price   of  the  New
                                          Convertible  Preferred Stock will
                                          be calculated as follows:

                                          where:

                                            X =  the  aggregate  number  of
                                              shares  of New  Common  Stock
                                              issuable  upon  conversion of
                                              the New Convertible Preferred
                                              Stock;

                                            CS = the   actual   number   of
                                              shares  of New  Common  Stock
                                              outstanding   (excluding  New
                                              Common Stock  underlying  New
                                              Convertible  Preferred Stock,
                                              Warrants    and    management
                                              options); and

                                            LP = the aggregate  liquidation
                                              preference    of   the    New
                                              Convertible  Preferred  Stock
                                              (i.e., $175 million)

                                            the  number  of  shares  of New
                                            Common  Stock   issuable   upon
                                            conversion     of    the    New
                                            Convertible  Preferred Stock is
                                            determined as follows:

                                                    X = 15% x ( X + CS)

                                            and the  conversion  price on a
                                            per  share  basis  of  the  New
                                            Convertible   Preferred   Stock
                                            (CP) is determined as follows:

                                                    X = LP / CP

                                                    and therefore:

                                                    CP = LP / X

                                            As  an   example,   where   the
                                            Company has  850,000  shares of
                                            New   Common   Stock   actually
                                            outstanding    (excluding   New
                                            Common  Stock   underlying  New
                                            Convertible   Preferred  Stock,
                                            Warrants     and     management
                                            options),  the New  Convertible
                                            Preferred  Stock  will  convert
                                            into  150,000   shares  of  New
                                            Common  Stock  (150,000 = 15% x
                                            (150,000  +  850,000))  and the
                                            conversion    price   will   be
                                            $1,166.667  ($1,166.667  = $175
                                            million / 150,000).

                                        - New   Noteholder    Warrants   to
                                          purchase an  aggregate of 6.0000%
                                          of the shares of New Common Stock
                                          on  a  fully   diluted  basis  at
                                          closing  (after  giving effect to
                                          the   Recapitalization   and  the
                                          exercise  of  the  Warrants,  but
                                          prior  to  the  exercise  of  any
                                          management  options)  exercisable
                                          for  five  years  for   aggregate
                                          consideration   payable   to  the
                                          Company of $30 million.

                                     o  FL Investment:  FL will invest $175
                                        million for (i) 22.7778% of the New
                                        Common  Stock  on a  fully  diluted
                                        basis  at  closing   (after  giving
                                        effect to the  Recapitalization and
                                        the  shares  of  New  Common  Stock
                                        underlying   the  New   Convertible
                                        Preferred  Stock,  but prior to the
                                        exercise   of  the   Warrants   and
                                        management options) and (ii) New FL
                                        Warrants,  in an  amount  and  with
                                        terms    identical   to   the   New
                                        Noteholder Warrants.

                                     o  Series  A   preferred   stock  will
                                        receive  10.3682% of the New Common
                                        Stock on a fully  diluted  basis at
                                        closing (after giving effect to the
                                        Recapitalization  and the shares of
                                        New Common Stock underlying the New
                                        Convertible  Preferred  Stock,  but
                                        prior  to  the   exercise   of  the
                                        Warrants and management options).

                                     o  Series  D   preferred   stock  will
                                        receive  24.0625% of the New Common
                                        Stock on a fully  diluted  basis at
                                        closing (after giving effect to the
                                        Recapitalization  and the shares of
                                        New Common Stock underlying the New
                                        Convertible  Preferred  Stock,  but
                                        prior  to  the   exercise   of  the
                                        Warrants and management options).

                                     o  Series  E   preferred   stock  will
                                        receive  10.9375% of the New Common
                                        Stock on a fully  diluted  basis at
                                        closing (after giving effect to the
                                        Recapitalization  and the shares of
                                        New Common Stock underlying the New
                                        Convertible  Preferred  Stock,  but
                                        prior  to  the   exercise   of  the
                                        Warrants and management options).

                                     o  Existing  Common Stock will receive
                                        16.8540% of the New Common Stock on
                                        a fully  diluted  basis at  closing
                                        (after   giving   effect   to   the
                                        Recapitalization  and the shares of
                                        New Common Stock underlying the New
                                        Convertible  Preferred  Stock,  but
                                        prior  to  the   exercise   of  the
                                        Warrants and management options).

Additional Noteholder Rights       The Company  shall agree to list the New
                                   Common   Stock   and   New   Convertible
                                   Preferred Stock on a national securities exchange or the Nasdaq Stock Market and shall make periodic filings under the Exchange Act.

Corporate Governance               The  new   Board   of   Directors   will
                                   initially consist of 15 members and will
                                   include  1  member   nominated   by  the
                                   Noteholders.   In  connection  with  the
                                   Transaction,  the Company shall cause to
                                   be  appointed  or  shall   nominate  for
                                   election    the    designee    of    the
                                   Noteholders. The Noteholders' initial representative on the Board of Directors shall be reasonably acceptable to the Company. Thereafter, the holders of the New Convertible Preferred Stock shall be entitled to select a member of the Board of Directors to the extent provided under "Special Voting Rights" on Exhibit
                                   A.

Management Incentive Plan          The new Board of Directors  will develop
                                   and implement the McLeodUSA 2001 Omnibus
                                   Equity Plan (the  "Management  Incentive
                                   Plan")  as  described  in  the  Offering
                                   Memorandum dated December 7, 2001.

Other Conditions                   The  Company   agrees  to  pay  for  all
                                   reasonable  costs  and  expenses  of the
                                   Noteholders (including fees and expenses
                                   for  one  counsel   and  one   financial
                                   advisor, which shall not be duplicative of the fees and expenses to be paid to the advisors for the unsecured creditors committee).

                                   The Company will provide cooperation to the financial advisor and counsel in due diligence inquiries.

                                   The Company shall use reasonable efforts to cause FL to execute any and all documents necessary or appropriate to allow the Company to perform all of its obligations provided in this Term Sheet and otherwise in connection with the Company's restructuring.

Other Provisions                   The  Plan  of  Reorganization  shall  be
                                   substantially  similar  to the terms and
                                   provisions of the Plan of Reorganization
                                   included  in  the  Offering   Memorandum
                                   dated   December   7,   2001  with  such
                                   modifications     necessary    (a)    to
                                   incorporate the terms hereof, and (b) to
                                   add the members  and  advisors of the ad
                                   hoc   bondholder   committee   and   any
                                   official    creditors    committee    as
                                   beneficiaries    of    the    Plan    of
                                   Reorganization's release provisions.

                                 EXHIBIT A

                   NEW CONVERTIBLE PREFERRED TERM SHEET



Note: Capitalized terms not defined herein have the meanings ascribed to them in the term sheet to which this Preferred Term Sheet is an exhibit.

Issuer                             McLeodUSA Incorporated.

Liquidation Preference             $175  million  in  the  aggregate,  plus
                                   accrued and unpaid dividends.

Dividend Rate                      Cumulative dividends at the rate of 2.5%
                                   per annum. Dividends cumulate whether or not declared by the Board (the senior credit agreement prohibits payment of cash dividends).

Conversion                         Convertible  at the option of the holder
                                   at any time  into a number  of shares of
                                   New  Common   Stock  equal  to  (a)  the
                                   Liquidation  Preference of the shares of
                                   New  Convertible  Preferred  Stock being
                                   converted  divided by (b) the conversion
                                   price of the New  Convertible  Preferred
                                   Stock as calculated  in accordance  with
                                   the above  example  under  "Overview" at
                                   the   time   of  the   closing   of  the
                                   Recapitalization.

Mandatory Conversion               Upon  a   Mandatory   Conversion   Event
                                   (defined below),  then, at the option of
                                   the   Company,   the   New   Convertible
                                   Preferred Stock shall be converted in whole or in part on a pro rata basis at the then-effective Conversion Price into shares of New Common Stock.

                                   "Mandatory  Conversion  Event" means any
                                   such   time    following    the   fourth
                                   anniversary  of the  issuance of the New
                                   Convertible  Preferred  Stock  that  the
                                   closing  price of New  Common  Stock has
                                   equaled   or   exceeded   135%   of  the
                                   conversion  price of the New Convertible
                                   Preferred Stock for at least 20 out of any 30 consecutive trading days.

Mandatory Redemption               On  the  ten-year   anniversary  of  the
                                   Closing Date.

Merger, Consolidation              Upon the merger,  consolidation or other
                                   sale of the Company, the Preferred Stock
                                   shall   be   converted   into  the  same
                                   consideration such preferred stock would
                                   have received had such  preferred  stock
                                   been  converted  into New  Common  Stock
                                   immediately   prior   to  such   merger,
                                   consolidation   or  other  sale  of  the
                                   Company.

Voting Rights                      The  New  Convertible   Preferred  Stock
                                   would  be  entitled  to  vote  with  New
                                   Common Stock as a single class on an "as converted" basis.

Special Voting Rights              The  holders  of  the  New   Convertible
                                   Preferred  Stock  will have the right to
                                   elect one member to the Company's  Board
                                   of  Directors  so long as not less  than
                                   33% of  the  New  Convertible  Preferred
                                   Stock  issued  on  the  closing  of  the
                                   Transaction     remains     outstanding.

Ranking Junior to all existing and future debt obligations; senior to all classes of common stock and each other class of capital stock or series of preferred stock of the Company.

Anti-Dilution                      (i) Customary  anti-dilution  protection
                                   for stock splits,  reverse  splits,  and
                                   extraordinary    dividends    and   (ii)
                                   customary weighted average anti-dilution protection for other issuances below the then market value of the New Common
                                   Stock.

Registration and Other Rights      The Company will grant to the holders of
                                   the  New  Convertible   Preferred  Stock
                                   customary   information  and  inspection
                                   rights and, if required,  limited, shelf
                                   registration    rights   to   facilitate
                                   resales   by  any   holder  of  the  New
                                   Convertible Preferred Stock who may be deemed to be an affiliate of the Company upon the consummation of the Transaction or as a result of a holder having a representative on the Board of Directors of the Company.

                                   The  Company  will  further   grant  the
                                   holders of the New Convertible Preferred
                                   Stock   the   right,   for  the   period
                                   beginning   on   the   closing   of  the
                                   Recapitalization   until  the   eighteen
                                   month  anniversary  of such closing,  to
                                   participate, on a pro rata basis, in any
                                   purchase by FL, any  affiliate  of FL or
                                   any  person or entity  acting in concert
                                   with FL in one or more series of related
                                   transactions  of greater than either (x)
                                   an  aggregate of  $50,000,000  of equity
                                   securities  of the Company or (y) 10% of
                                   the New Common Stock of the Company on a
                                   fully-diluted  basis.  The  Company  may
                                   provide  this  co-investment   right  to
                                   holders of the New Convertible Preferred
                                   Stock either simultaneously with FL's investment or as soon as practicable following the closing of such investment as determined by the Company.